Exhibit 99.1

VCA Antech, Inc. Announces Refinancing of Senior Credit Facility

LOS ANGELES--(BUSINESS WIRE)--August 19, 2010--VCA Antech, Inc. (NASDAQ NM: WOOF), a leading animal healthcare company in the United States, announced today that it refinanced its senior credit facility. The new senior credit facility provides for $500 million in senior term loans and a $100 million revolving facility. The new senior term loan and revolving facility are priced at LIBOR plus 225 basis points. With the proceeds of the new facility, VCA Antech will retire all of the outstanding debt under its existing facility.

Bob Antin, Chairman and CEO, stated, “I am pleased that as a result of our consistent cash flow and the outstanding efforts of Wells Fargo and Bank of America Merrill Lynch, we were able to obtain financing at very attractive terms and strengthen our balance sheet.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may and likely will differ materially from this forward-looking information. Our animal hospital and laboratory revenues have been materially adversely impacted by the current economic recession. We are unable to forecast the timing or degree of any economic recovery. Further, trends in the general economy may not be reflected in our business at the same time or in the same degree as in the general economy. The timing and degree of any economic recovery, and its impact on our business, are among the important factors that could cause actual results to differ from this forward-looking information. Among other factors that could cause our actual results to differ from this forward-looking information are: an increase in the level of direct costs or a failure to increase revenue at a level necessary to maintain our expected operating margins, a material adverse change in our financial condition or operations; the level of selling, general and administrative costs; the effects of our recent and future acquisitions (including Firehouse Ventures, LLC and Pet DRx Corporation) and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for any of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risks are discussed in our Report on Form 10-K for the year ended December 31, 2009 and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country and supplies diagnostic imaging equipment to the veterinary industry.

CONTACT:
VCA Antech, Inc.
Tomas Fuller
Chief Financial Officer
310-571-6505